Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Insperity, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	457(h)	620,000	$59.97	$37,181,400	$0.00015310	$5,692.47
	Total Offering Amounts					$37,181,400		$5,692.47
	Total Fee Offsets							—
	Net Fee Due							$5,692.47
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(1)Amount Registered represents the aggregate additional number of shares of the registrant’s common stock, par value $0.01 per share, reserved for issuance under the Insperity, Inc. Incentive Plan.

Proposed Maximum Offering Price Per Unit estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. Represents the average high and low prices per share of the registrant’s common stock as reported on the New York Stock Exchange on July 25, 2025.